As Filed with the Securities and Exchange Commission on June 20, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	98-0570897
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 650 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip code)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

(Full title of the plan)

J. Russell Porter

President and Chief Executive Officer

Gastar Exploration Ltd.

1331 Lamar Street, Suite 650, Houston, Texas 77010

(Name and address of agent for service)

(713) 739-1800

(Telephone number, including area code, of agent for service)

Copy to:

James M. Prince

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, without par value	5,000,000	$1.83	$9,150,000	$1048.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby pursuant to the Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, as amended (the “2006 Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). The maximum aggregate offering price is based on $1.83, which was the average of the high and low sales prices of the registrant’s common shares on the NYSE Amex on June 15, 2012.
(3)	This registration statement registers an additional 5,000,000 shares issuable under the 2006 Plan. We have previously registered 5,000,000 and 16,553,050 shares issuable under the 2006 Plan under Registration Nos. 333-139112 and 333-159882. See “Explanatory Note.”

EXPLANATORY NOTE

Gastar Exploration Ltd. (“Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act with the United States Securities and Exchange Commission (the “SEC”) in connection with the second amendment to the 2006 Plan (the “Second Amendment”) approved by the Registrant’s shareholders on June 7, 2012. According to the terms of the Second Amendment, the maximum number of shares of common stock (“Common Shares”) available for delivery pursuant to awards under the 2006 Plan increased by an additional 5,000,000 Common Shares to 11,000,000 and the number of Common Shares that may be subject to awards granted to any employee under the 2006 Plan in any calendar year increased to 1,000,000 Common Shares.

On June 10, 2009, the Registrant filed a registration statement (the “2009 Registration Statement”) on Form S-8 bearing Registration No. 333-159882 with the SEC to register 16,553,050 Common Shares for issuance under the 2006 Plan.

These 16,553,050 Common Shares had previously been registered on the Registrant’s registration statement on Form S-8 bearing Registration No. 333-130867 (the “2002 Plan Registration Statement”) filed with the SEC to register a total of 25,000,000 Common Shares pursuant to the Registrant’s 2002 Stock Option Plan dated July 5, 2002, as amended February 14, 2004 (the “2002 Plan”). The Registrant also registered 5,000,000 Common Shares pursuant to the 2006 Plan pursuant to a registration statement on Form S-8 bearing Registration No. 333-139112 (the “2006 Plan Registration Statement”) filed with the SEC. On June 4, 2009, the Registrant amended the 2006 Plan, as approved by the Registrant’s shareholders on June 4, 2009, effective as of April 1, 2009, to merge the 2002 Plan into the 2006 Plan, resulting in the cessation of the 2002 Plan. According to the terms of the amended 2006 Plan, any outstanding equity awards under the 2002 Plan would be made under the 2006 Plan, and all Common Shares previously reserved and available for issuance under the 2002 Plan, including any Common Shares subject to outstanding stock option awards previously granted under the 2002 Plan, were transferred to and reserved for issuance under the 2006 Plan. Accordingly, as of April 1, 2009, 10,660,250 Common Shares available for issuance pursuant to outstanding stock option grants and 5,892,800 Common Shares available for issuance pursuant to future grants under the 2002 Plan (the “Transferred Common Shares”) were transferred to the 2006 Plan Common Share reserve.

In order to affect the transfer, the Registrant filed the 2009 Registration Statement to re-register those Transferred Common Shares. Contemporaneously with filing the 2009 Registration Statement, the Registrant also filed Post-Effective Amendment No. 1 to the 2002 Plan Registration Statement to deregister the Transferred Common Shares.

On July 23, 2009, the Registrant filed an article of amendment to its Articles of Incorporation with the Registrar of Corporations of Alberta, Canada for the purpose of affecting a consolidation of the Registrant’s Common Shares on a basis of one (1) new Common Share for each five (5) Common Shares outstanding (the “Reverse Stock Split”) to be effective as of August 3, 2009. Accordingly, and pursuant to Section 11 of the 2006 Plan relating to adjustments upon changes in capitalization, the purpose of Post-Effective Amendment No. 1 to the 2009 Registration Statement was to proportionally reduce the number of Common Shares covered by the 2009 Registration Statement pursuant to Rule 416(b) of the Securities Act. As a result, as of August 3, 2009, on a post-Reverse Stock Split basis, the 2009 Registration Statement covered a maximum of 3,310,610 Common Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The Registrant is registering additional securities under the 2006 Plan covered hereby for which registration statements on Form S-8 bearing Registration Nos. 333-139112 and 333-159882 currently are effective. Therefore, pursuant to General Instruction E of Form S-8, the Registrant elects to incorporate by reference the contents of such registration statement which constitute information required in this Registration Statement.

Item 8.	Exhibits.

5.1	Opinion of Burnet, Duckworth and Palmer LLP, as to the legality of the shares being registered.

10.1	Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (Commission File No. 001-32714)).

10.2	First Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, effective as of April 1, 2009, approved June 4, 2009 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009).

10.3	Second Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, effective as of June 3, 2012, approved June 7, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 18, 2012).

23.1	Consent of BDO USA, LLP.

23.2	Consent of Wright & Company, Inc.

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Burnet, Duckworth and Palmer LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, and Rule 478 thereunder, Gastar Exploration Ltd. certifies that it has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 20, 2012.

GASTAR EXPLORATION LTD.
(Registrant)

By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of GASTAR EXPLORATION LTD. hereby constitutes and appoints J. Russell Porter and Michael A. Gerlich, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on June 20, 2012.

Signature	Title

/s/ J. Russell Porter J. Russell Porter	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael A. Gerlich Michael A. Gerlich	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John H. Cassels John H. Cassels	Director

/s/ Randolph C. Coley Randolph C. Coley	Director

/s/ Robert D. Penner Robert D. Penner	Director

/s/ Floyd R. Price Floyd R. Price	Director

/s/ John M. Selser Sr. John M. Selser Sr.	Director

EXHIBIT INDEX

Exhibit No.	Description of Document

5.1	Opinion of Burnet, Duckworth and Palmer LLP, as to the legality of the shares being registered.

10.1	Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (Commission File No. 001-32714)).

10.2	First Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, effective as of April 1, 2009, approved June 4, 2009 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009).

10.3	Second Amendment to Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, effective as of June 3, 2012, approved June 7, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 18, 2012).

23.1	Consent of BDO USA, LLP.

23.2	Consent of Wright & Company, Inc.

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Burnet, Duckworth and Palmer LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).